Exhibit 10.103

EMPLOYMENT AGREEMENT

This employment agreement (“Agreement”) is entered into effective as of December 8, 2010 (“Effective Date”) by and between Donald P. Newman (the “Executive”) and Headwaters Incorporated, a Delaware corporation (the “Company”).

1. Duties and Scope of Employment.

(a) Position. For the term of his employment under this Agreement, the Company agrees to employ the Executive in the position of Chief Financial Officer, and Executive agrees to accept such employment. The Executive shall report to the Company’s Chief Executive Officer (the “CEO”).

(b) Obligations of the Executive. During his employment, the Executive shall devote his full business efforts and time to the Company, consistent with the position of Chief Financial Officer and with duties assigned by the CEO. During his employment, without the prior written approval of the Company’s Board of Directors (the “Board”), the Executive shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of an other entity or as a shareholder owning more that five percent of the stock of any other corporation; provided that the Executive may devote a reasonable amount of time to charitable, educational, civic, political, personal investment and family business activities so long as such activities do not materially conflict with the performance of his duties under this Agreement. The Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during his employment.

(c) No Conflicting Obligations. The Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with or in conflict with his obligations under this agreement.

(d) Term of Employment. The Executive’s employment under this Agreement shall commence effective on December 8, 2010 and continue until December 8, 2013 (the “Original Term”), unless it is terminated earlier either by the Executive or the Company. At the end of the Original Term, this Agreement shall automatically be extended for additional one-year terms on each April 1 thereafter unless either the Executive or the Company provides written notice to the other party more than ninety (90) days prior to the end of such term of his or its intent not to renew this Agreement.

2. Cash, Incentive and Supplemental Retirement Compensation.

(a) Base Salary. The Company shall pay the Executive as compensation for his services an annual base salary at the rate of $300,000 per year in accordance with standard Company payroll procedures, subject to normal payroll deductions and deductions authorized by the Executive. Such base salary shall be subject to annual review by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

(b) Short Term Incentive Bonuses. The Executive shall be eligible to be considered for annual incentive bonuses. Such bonuses shall be awarded based on objective or subjective criteria established in advance by the Board or Compensation Committee, in its sole discretion. Any and all awards will be approved by the Compensation Committee. For the fiscal year ending September 30, 2011, the Executive will participate in the Company’s Short-Term Incentive Bonus Plan in accordance with the terms and conditions of such plan, with an annual incentive bonus target equal to 60% of base salary, pro rated for the portion of the fiscal year during which the Executive is employed. The incentive bonus will be based upon the achievement of individual business objectives and the Company’s achievement of operating income for such portion of the fiscal year, subject to a minimum guaranteed bonus of $100,000 for the fiscal year ending September 30, 2011.

(c) Long Term Incentive Compensation. The Executive shall be eligible to participate in long term cash and equity incentive plans for corporate executives of the Company adopted by the Board. The Executive’s participation in long term incentive plans shall be in accordance with the terms and conditions of such plans. On the Effective Date, for the fiscal year ending September 30, 2011, the Executive will be granted pursuant to the Company’s 2010 Incentive Compensation Plan:

(1) 37,000 stock appreciation rights (“SARs”) pursuant the terms and conditions of an SAR agreement between the Executive and the Company. The SARs shall have a grant price equal to the closing price of the Company’s common stock on the Effective Date. The SARs shall become vested and exercisable, subject to the Executive’s continued employment, in three equal annual installments beginning on September 30, 2011, and shall have a ten year term, subject to earlier termination upon termination of employment. The SARs shall be settled upon exercise in shares of the Company’s common stock.

(2) 22,500 shares of restricted stock pursuant to the terms and conditions of a restricted stock agreement between the Executive and the Company. The restricted stock will vest, subject to the Executive’s continued employment, in three equal annual installments beginning on September 30, 2011.

(3) A performance unit award valued at $170,000 pursuant to the terms and conditions of a performance unit award agreement between the Executive and the Company. The initial number of performance units will determined by dividing the value of the award by the closing price of the Company’s common stock on the Effective Date. The number of performance units will then be adjusted based upon free cash flow achievement during the fiscal year ending September 30, 2011. Subject to the Executive’s continued employment, half of the adjusted performance units will vest and be settled in cash on September 30, 2012, and half will vest and be settled in cash on September 30, 2013, with the cash settlement amount based the number of adjusted performance units vesting on that date multiplied by the value of the Company’s common stock as of that date.

(d) Change in Control. All of the Executive’s equity awards shall, immediately prior to the effective date of a Change in Control, as defined below (provided that the Change in Control closes), vest in full and if applicable become fully exercisable to the extent not previously vested or exercisable, and shall remain exercisable for a period of twenty-four (24) months following the termination of the Executive’s employment or until the expiration date stated in the Executive’s grant notice for such equity awards, whichever period is shorter, notwithstanding the provisions of the applicable equity award agreement.

For purposes of this Agreement, a “Change in Control” means any of the following events:

(1) a sale, lease or other disposition of all or substantially all of the assets of the Company so long as the Company’s stockholders immediately prior to such transaction will, immediately after such transaction, fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the acquiring entity (for purposes of this section, any person who acquired securities of the Company prior to the occurrence of such asset transaction in contemplation of such transaction and who after such transaction possesses direct or indirect ownership of at least ten percent (10%) of the securities of the acquiring entity immediately following such transaction shall not be included in the group of stockholders of the Company immediately prior to such transaction);

(2) either a merger or consolidation in which the Company is not the surviving corporation and the stockholders of the Company immediately prior to the merger or consolidation fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the securities of the surviving corporation (or if the surviving corporation is a controlled subsidiary of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the surviving corporation and is not itself a controlled subsidiary of any other entity) immediately following such transaction, or a reverse merger in which the Company is the surviving corporation and the stockholders of the Company immediately prior to the reverse merger fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the securities of the Company (or if the Company is a controlled subsidiary of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the Company and is not itself a controlled subsidiary of any other entity) immediately following the reverse merger (for purposes of this section, any person who acquired securities of the Company prior to the occurrence of a merger, reverse merger, or consolidation in contemplation of such transaction and who after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving corporation (or if the Company or the surviving corporation is a controlled subsidiary, then of the appropriate entity as determined above) immediately following such transaction shall not be included in the group of stockholders of the Company immediately prior to such transaction);

(3) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or a subsidiary of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or

(4) the individuals who, as of the date of this Agreement, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds (2/3) of the Board. If the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board.

Notwithstanding the foregoing, neither a public offering of the securities of the Company nor a reincorporation of the Company in another state shall be considered a “Change in Control.”

(e) Signing Bonus. The Company shall pay the Executive, within sixty (60) days following the Effective Date, a one-time signing bonus in the amount of $100,000, less applicable withholdings; provided, however, that if the Executive voluntarily terminates employment with the Company (other than for Good Reason, as defined below) or is terminated by the Company for Cause (as defined below), before the first anniversary of the Effective Date, the Executive shall repay to the Company within 30 days following the termination date a prorated portion of the bonus (determined by dividing the bonus by 365 and multiplying the result by the number of days from the termination date to first anniversary of the Effective Date). The Executive hereby authorizes the Company to withhold any amount due to the Company pursuant to the preceding sentence from the Executive’s final paycheck. This authorization will not preclude the Company from pursuing legal action to collect any such amount.

3. Vacation and Employee Benefits. During his employment, the Executive shall be eligible for paid vacations in accordance with the Company’s vacation policy, as it may be amended from time to time. The Executive shall be eligible to participate in the employee benefit plans maintained by the Company from time to time, including life, medical, disability, and dental insurance plans and 401(k) plan, subject to the applicable terms and conditions of the plan in question, and subject to the determinations of any person or committee administering such plan. The Executive shall also be entitled to any other perquisites that the Company makes available to its executive officers, including under the Company’s vehicle policy.

4. Business Expenses. During his employment, the Executive shall be entitled to reimbursement by the Company for such customary, ordinary and necessary business expenses as are incurred by him in the performance of his duties. All expenses as described in this Section 4 shall be reimbursed only upon presentation by the Executive of such documentation as may be reasonably necessary to substantiate that all such expenses were incurred in the performance of his duties in accordance with the Company’s policies.

5. Employment at Will. The Executive’s employment with the Company shall be “at will,” meaning that either the Executive or the Company shall be entitled to terminate the Executive’s employment and this Agreement at any time for any reason, with or without cause. Termination by the Company or by the Executive shall be made in writing.

6. Termination of Employment.

(a) Termination for any Reason. In the event that the Executive’s employment with the Company is terminated for any reason (including Cause, as defined below), then the Executive (or his estate, if applicable) shall be entitled to payment of accrued but unpaid salary, vacation pay and allowable expenses through the date of the termination of his employment. In addition, the Company will pay the Executive any amounts and provide any benefits to which the Executive is entitled under any Company benefit plan as of his termination of employment in accordance with the provisions of such plan.

(b) Termination Without Cause or for Good Reason. In the event that the Executive’s employment is terminated by the Company without Cause or is terminated by the Executive for Good Reason during the term of this Agreement, then, provided that the Executive executes and delivers within forty-five (45) days of termination (or such shorter period as the Company may require) an effective release in a form to be provided by the Company with terms substantially as set forth in the attached Exhibit A (the “Release”), and subject to Section 8(d) of this Agreement and the Executive’s compliance with the provisions of Sections 9 and 11 of this Agreement:

(1) Cash Severance. The Executive shall be entitled to payment of an aggregate amount in cash equal to the product of two (2) multiplied by the sum of (i) the Executive’s annual base salary at the rate in effect as of his termination of employment, plus (ii) the Executive’s target annual incentive bonus for the fiscal year in which the termination of employment occurs, which amount shall be payable in twenty-four (24) equal monthly installments, commencing sixty (60) days following the Executive’s termination of employment.

(2) Bonus. The Executive shall be entitled to payment of a prorated portion of the annual incentive bonus otherwise earned under the terms of the applicable award for the fiscal year in which the termination of employment occurs, payable when such awards would otherwise be paid.

(3) COBRA. If the Executive so elects and pays to continue health insurance under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then starting the next calendar month after the employment termination date, the Executive will be reimbursed on a monthly basis in an amount equal to the monthly amount the Company was paying as the company-portion of premium contributions for health coverage for the Executive and the Executive’s eligible dependents immediately before the Executive’s termination of employment, until the earlier of: (i) the end of the twelve-month period following the Executive’s termination of employment or (ii) the date the Executive or the Executive’s eligible dependent loses eligibility for COBRA continuation coverage. Any increase in the premium contribution and/or in the number of covered dependents by the Executive during this time will be at the Executive’s own expense. The period of such Company-reimbursed COBRA continuation coverage shall be considered part of the Executive’s (and the Executive’s eligible dependents’) COBRA coverage entitlement period. The Executive will be solely responsible for timely electing such continuation coverage for the Executive and the Executive’s eligible dependents.

(4) Life Insurance. The Executive shall continue to be covered at the Company’s expense in the Company’s life and accident insurance plans for twelve (12) months following the employment termination date subject to the terms of such plans as then in effect.

7. Definitions.

(a) Definition of “Cause”. For all purposes under this Agreement, “Cause” shall mean:

(1) engaging in willful misconduct against the Company that is materially injurious to the Company; provided that any action undertaken with a reasonable and good faith belief that it is in the best interests of the Company shall not constitute willful misconduct for purposes of this clause (1);

(2) engaging in any activity that is a conflict of interest or competitive with the Company;

(3) engaging in any act of fraud or dishonesty that is materially injurious to the Company or any of its affiliated companies or any material breach of federal or state securities or commodities laws or regulations;

(4) engaging in an act of assault or other acts of violence in the workplace;

(5) repeated harassment of any individual in the workplace based on age, gender, or other protected status or class or violation of any policy of the Company regarding harassment that is materially injurious to the Company or any of its affiliated companies; or

(6) conviction, guilty plea or plea of nolo contendere for any felony crime;

provided, however, that upon the Board or the General Counsel of the Company obtaining knowledge of any of the foregoing conditions, the Company must provide written notice to the Executive of the existence of any of the foregoing conditions (1) through (6) within sixty (60) days of the knowledge of the existence of the condition, and if the Executive has the ability and in fact cures the condition and harm caused thereby within thirty (30) days following the written notice, Cause shall be deemed not to exist.

(b) Definition of “Good Reason”. For all purposes under this Agreement, “Good Reason” shall mean any one of the following without the Executive’s consent:

(1) a demotion or any action by the Company which results in material diminution of the Executive’s position, reporting relationship, authority, duties or responsibilities (other than changes permitted by this Agreement or any insubstantial action not taken in bad faith);

(2) a requirement that the Executive report to work more than 50 miles from the Company’s existing headquarters (not including normal business travel required of the Executive’s position);

(3) a material reduction in the Executive’s base salary or benefits (unless such reduction in base salary or benefits applies generally to executives of the Company); or

(4) a material breach by the Company of its obligations hereunder;

provided, however, that the Executive must provide written notice to the Board of Directors of the Company of the existence of any of the foregoing conditions (1) through (4) within sixty (60) days of the initial existence of the condition, and if the Company cures the condition within thirty (30) days following the written notice, or if the Executive fails to terminate employment within six (6) months following the initial existence of the condition constituting Good Reason, Good Reason shall be deemed not to exist.

(c) Definition of “Restricted Period”. For all purposes under this Agreement, “Restricted Period” means the period of twenty-four (24) months following termination of the Executive’s employment or service with the Company.

8. Code Section 409A Compliance.

(a) To the fullest extent applicable, amounts and other benefits payable under this Agreement, and amounts and benefits payable under any other agreements or plans referenced in this Agreement, are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A. In this regard, each payment under Section 6(b) of this Agreement shall be deemed a separate payment for purposes of Code Section 409A. To the extent that any such amount or benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent, and any ambiguity as to its compliance with Section 409A will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

(b) Notwithstanding anything in this Agreement or elsewhere to the contrary, if the Executive is a “specified employee” as determined by the Compensation Committee on the date of “separation from service” (as such terms are defined for purposes of Code Section 409A), and the Company reasonably determines that any amount or other benefit payable under this Agreement on account of such separation from service constitutes nonqualified deferred compensation that will subject the Executive to “additional tax” under Section 409A(a)(1)(B) of the Code (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”) with respect to the payment of such amount or the provision of such benefit if paid or provided at the time specified in the Agreement, then the payment or provision thereof shall be postponed to the first business day of the seventh month following the date of termination or, if earlier, the date of the Executive’s death (the “Delayed Payment Date”). The Executive and the Company may agree to take other actions to avoid the imposition of a 409A Tax at such time and in such manner as permitted under Section 409A. In the event that this Section 8 requires a delay of any payment, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. In addition, the provisions of this Agreement which require the commencement of payments subject to Section 409A upon a termination of employment shall be interpreted to require that the Executive have a “separation from service” with the Company as defined for purposes of Code Section 409A.

(c) To the extent the Company is required pursuant to this Agreement to reimburse fees or expenses incurred by the Executive, and such reimbursement is taxable as compensation to the Executive, the Company shall reimburse any such eligible fees or expenses no later than 2 1/2 months after the end of the calendar year in which the fees or expenses were incurred (or if later, 2 1/2 months after the end of the Company’s taxable year in which the fees or expenses were incurred), subject to any earlier required deadline for payment otherwise applicable under this Agreement. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

9. Employment and Post-Termination Covenants. By accepting the terms of this Agreement, and as a condition for the termination payments and benefits described in Section 6, the Executive hereby agrees to the following covenants in addition to any obligations the Executive may have by law and makes the following representations:

(a) Confidentiality. The Executive acknowledges that, in connection with his employment by the Company, the Executive will have access to trade secrets of the Company and its affiliated companies and other information and materials which the Company desires to keep confidential, including customer lists, supplier lists, financial statements, business records and data, marketing and business plans, and information and materials relating to the Company’s services, products, methods of operation, key personnel, proprietary software and other proprietary intellectual property and information disclosed to the Company by third parties to which the Company owes a duty of nondisclosure (collectively, the “Confidential Information”); provided, however, that Confidential Information does not include information which (i) is or becomes publicly known other than as a result of the Executive’s actions in violation of this Agreement; (ii) is or becomes available to the Executive from a source (other than the Company or its affiliated companies) that the Executive reasonably believes is not prohibited from disclosing such information to the Executive by a contractual or fiduciary obligation to the Company, (iii) has been made available by the Company or its affiliated companies, directly or indirectly, to a non-affiliated third party without obligation of confidentiality; (iv) the Executive is obligated to produce as a result of a court order or pursuant to governmental action or proceeding, provided that the Executive gives the Company prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting such Confidential Information from public disclosure; or (v) business knowledge the Executive has acquired unrelated to any specific proprietary information relating to the Company. The Executive further acknowledges that the Company’s Confidential Information has economic value by virtue of the fact that it is not generally known by Competitors (as defined below) or in the industry at large. The Executive therefore covenants and agrees that, both during and after the term of his employment with the Company, he will keep secret all Confidential Information and will not disclose, reveal, divulge or otherwise make known any Confidential Information to any person (other than the Company or its employees or agents in the course of performing his duties hereunder) or use any Confidential Information for his own account or for the benefit of any other individual or entity, except with the prior written consent of the Company.

(b) Ownership of Intellectual Property. The Executive agrees that all inventions, copyrightable material, software, formulas, trademarks, trade secrets and the like which are developed or conceived by the Executive in the course of his employment by the Company or on the Company’s time or property (collectively, the “Intellectual Property”) shall be disclosed promptly to the Company and the Company shall own all right, title and interest in and to the Intellectual Property. The parties expressly agree that any and all of the Intellectual Property developed by the Executive shall be considered works made-for-hire for the Company pursuant to the United States Copyright Act of 1976, as amended from time to time. In order to ensure that the Company shall own all right, title and interest in and to the Intellectual Property in the event that any of the Intellectual Property is not deemed a work made-for-hire (as defined in the Copyright Act of 1976) and in any other event, the Executive hereby sells and assigns all right, title and interest in and to all such Intellectual Property to the Company, and the Executive covenants and agrees to affix to the Intellectual Property appropriate legends and copyright notices indicating the Company’s ownership of all Intellectual Property and all underlying documentation to the extent reasonably appropriate, and shall execute such instruments of transfer, assignment, conveyance or confirmation as the Company reasonably considers necessary to transfer, confirm, vest, perfect, maintain or defend the Company’s right, title and interest in and to the Intellectual Property throughout the world. The Executive’s obligation under this Section 9(b) to assign to the Company inventions created or conceived by him shall not apply to an invention that he developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information, provided that those inventions (i) do not or did not relate directly, at the time of conception or reduction to practice of the invention, to the Company’s business as conducted at such time or actual or demonstrably anticipated research or development of the Company; and (ii) do not or did not result from any work performed by him for the Company.

(c) Non-Solicitation. The Executive agrees that during the Restricted Period, he shall not solicit the services or employment or engage the services or employ anyone who is then (or who was within the six months prior thereto) an employee of the Company or its affiliated companies.

(d) Non-Competition. The Executive acknowledges and agrees that, by virtue of his position with the Company, and the sensitive nature of the Confidential Information, business strategies and plans to which he has been and will be privy during the course of his employment, his work for a Competitor of the Company after leaving the Company’s employ would pose a material threat to the Company’s competitive position. Moreover, the Executive acknowledges and agrees that it would be impossible for him to segregate his knowledge of the Company’s Confidential Information from his memory, such that he could guarantee that he would not be making use of, whether intentionally or unintentionally, directly or indirectly, such knowledge in the course of his work for a Competitor. Given this understanding, the Executive agrees that there must be a period of time following the termination of his employment or service with the Company during which he must not work for a Competitor, in order to ensure the protection of the Company’s Confidential Information. The Executive agrees that the Restricted Period is reasonable and necessary to accomplish this protection, and accordingly, during the Restricted Period, the Executive agrees not to compete directly or indirectly by becoming a principal, partner, shareholder, equity holder, limited liability company member, agent, officer, other employee, advisor, consultant, member of a board of directors, or by becoming interested in any other capacity, with any business that competes anywhere in the United States with any activity of the Company or its affiliates conducted at any time during the two years prior to termination, or conducted during the six months period following the termination, as a result of plans initiated prior to such termination, including acquisitions (collectively, “Competitors”).

(e) Authorization to Work for the Company. The Executive represents that he is legally authorized to work in the United States and that his employment with the Company shall not constitute a violation of any contractual or other legal obligation he may have to another entity or employer.

(f) Return of Company Property. Upon the termination of the Executive’s employment or service with the Company, or as earlier requested by the Company, the Executive agrees to return to the Company all Company documents (and all copies thereof) and other Company property in the Executive’s possession or control, including, but not limited to, Company files, correspondence, memos, notebooks, notes, drawings, records, business plans and forecasts, financial information, specifications, computer recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part) (collectively, the “Company Property”). The Executive agrees to conduct a good faith and diligent search of the Executive’s belongings in advance of the aforementioned deadline to ensure the Executive’s compliance with the provisions of this Section 9.

(g) Consequences of Breach. The Executive agrees that the restrictions specified in this Section 9 are reasonable and necessary to protect the Confidential Information and goodwill of the Company and its affiliated companies and are intended to operate for the entire period specified and within the geographical area specified above. The Executive further agrees that abiding by the restrictions specified in this Section 9 will not materially impinge in his ability to make a living and to support himself and his family. The Executive further acknowledges and agrees that the Executive will not object to the Company or its affiliated companies, or any of their respective successors in interest, defending the enforceability of this Section 9. The parties to this Agreement agree that (i) if the Executive breaches the provisions set forth in this Section 9, the damage to the Company may be substantial, although difficult to ascertain, and money damages will not afford the Company an adequate remedy, (ii) if the Executive is in breach of any provision of this Section 9 or threatens a breach of any provision of this Section 9, the Company shall be entitled, in addition to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief to prevent or restrain a breach of any provision of this Section 9. The Executive further acknowledges that he is voluntarily and knowingly agreeing to the post-termination restrictions described in this Section 9 in consideration of the termination payments and benefits described in Section 6, and that the Company shall have no obligation to provide such termination payments or benefits if the Executive breaches any provision of this Section 9.

10. Binding on Successors. This Agreement may be assigned by the Company to a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company and shall be binding upon the Company and any entity which is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, or an affiliate of any such entity, and becomes the Executive’s employer by reason of (or as the direct result of) any direct or indirect sale or other disposition of the Company or substantially all of the assets of the business currently carried on by the Company, without regard to whether or not such person actively adopts this Agreement.

11. Arbitration. The parties agree that any future disputes between the Executive and the Company under this Agreement including but not limited to disputes relating to the Release shall be resolved by binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy as provided below, except as provided in Section 11(g) below.

(a) The complainant shall provide the other party a written statement of the claim. Such statement shall identify any supporting witnesses or documents and the relief requested.

(b) The respondent shall furnish a statement of the relief, if any, that it is willing to provide, and identifying supporting witnesses or documents. If the matter is not resolved, the parties agree to submit their dispute to a non-binding mediation paid for by the Company; provided, however, that if the amount in dispute is $50,000 or less, this step may be waived at the election of either party.

(c) If the matter is not resolved, the parties agree that the dispute shall be resolved by binding arbitration pursuant to the commercial arbitration rules of the International Company of Conflict Prevention and Resolution (“CPR”), including any provisions thereof pertaining to discovery. If the parties are not able to agree upon the selection of an arbitrator, an arbitrator shall be selected according to the applicable procedures established by the CPR.

(d) The arbitrator shall have the authority to determine whether the conduct complained of in Section 11(a) violates the complainant’s rights under this Agreement and, if so, to grant any relief authorized by law; subject to the provisions of Section 11(g) below. The arbitrator shall not have the authority to modify, change or refuse to enforce any lawful term of this Agreement and the Release.

(e) The Company shall pay for the arbitrator’s fees, while each party shall pay its own attorneys’ fees.

(f) Arbitration shall be the exclusive final remedy for any dispute between the parties under this Agreement and disputes involving claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other disputes, and the parties agree that no dispute shall be submitted to arbitration where the complainant has not complied with the preliminary steps provided for in Sections 11(a) and (b) above.

(g) The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement and the Release, so long as the arbitrator’s findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; provided, however, that either party may bring an action in a court of competent jurisdiction, regarding or related to matters involving the Company’s confidential, proprietary or trade secret information, or regarding or related to inventions that the Executive may claim to have developed prior to or after joining the Company, seeking preliminary injunctive relief in court to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

(h) The arbitration shall be held at a location within Salt Lake City, Utah, unless the parties mutually agree to a different location for the arbitration.

(i) If the Executive wishes to contest or dispute a termination for Cause by the Company, or any failure to make payments claimed to be due hereunder, the Executive must give written notice of such dispute within ninety (90) calendar days of receiving a notice of termination. The Executive may, at either the Executive’s or the Company’s option, be suspended from all duties during the pendency of such a contest or dispute. If the Executive prevails in any such contest or dispute, the Company or its successor or assign shall thereupon be liable for the full amounts due under Section 6 as of the date of termination after adjustments for amounts already paid.

12. Indemnification. The Company has entered into an indemnification agreement with the Executive, which agreement is incorporated by reference.

13. Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

14. Choice of Law and Severability; Jurisdiction and Venue. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Utah irrespective of any conflicts of law analysis. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation. Subject to the mandatory arbitration provided in Section 9 above, jurisdiction and venue in any action to enforce any arbitration award or to enjoin any action that violates the terms of this Agreement shall be in the state and federal courts serving the locality of Salt Lake City, Utah.

15. Miscellaneous.

(a) This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Executive and the Company with regard to the terms and conditions of the Executive’s employment with the Company and the Executive’s anticipated termination of employment and supersedes all prior agreements with respect thereto; provided, however, that the Change in Control Agreement shall remain in effect and shall not be superseded by this Agreement except as expressly provided herein. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations and any other written or oral statements concerning the Executive’s rights to any compensation, equity, or benefits from the Company, its predecessors or successors in interest.

(b) This Agreement may not be modified or amended except in a writing signed by both the Executive and an authorized member of the Board (other than the Executive). This Agreement shall bind the heirs, personal representatives, successors and assigns of both the Executive and the Company, and inure to the benefit of both the Executive and the Company, their heirs, successors and assigns. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. Headings and subheadings in this Agreement are solely for convenience and do not constitute terms of this Agreement.

(c) This Agreement may be signed in counterparts and the counterparts taken together shall constitute one agreement. Facsimile or photocopied signatures shall be deemed as effective as original signatures.

(d) Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary with a copy to Chairman of the Compensation Committee.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of this 8th day of December 2010.

EXECUTIVE

/s/ Donald P. Newman
Donald P. Newman

HEADWATERS INCORPORATED

By:	/s/ Kirk A. Benson
Title:	Chief Executive Officer

EXHIBIT A

GENERAL RELEASE LANGUAGE

Executive agrees, for himself, his spouse, heirs, executor or administrator, assigns, insurers, attorneys and other persons or entities acting or purporting to act on his behalf (the “Executive’s Parties”), to irrevocably and unconditionally release, acquit and forever discharge the Company, its parent, affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company and said plans’ fiduciaries, agents and trustees (the “Company’s Parties”), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Executive’s Parties have, have had, or may in the future claim to have against the Company’s Parties by reason of, arising out of, related to, or resulting from Executive’s employment with the Company or the termination thereof. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim which the Executive has or has had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, and the Employee Retirement Income Security Act of 1974, as amended. It is understood and agreed that the waiver of benefits and claims contained in this section does not include a waiver of (i) any indemnification rights the Executive has pursuant to the Company bylaws, agreements, or Board of Director resolutions in effect on the date of this Release and any fiduciary insurance plans in effect on the date of this release or thereafter, (ii) any payments in connection with this Agreement or the Change in Control Agreement, or (iii) the right to payment of any vested, nonforfeitable benefits to which the Executive or a beneficiary of the Executive may be entitled under the terms and provisions of any employee benefit plan of the company which have accrued as of the separation date and does not include a waiver of the right to benefits and payment of consideration to which Executive may be entitled under this Agreement or any of the agreements contemplated hereby (including the indemnification agreement and the stock option agreements). Executive acknowledges that he is only entitled to the severance benefits and compensation set forth in this Agreement, and that all other claims for any other benefits or compensation are hereby waived, except those expressly stated in the preceding sentence.

The Company agrees to irrevocably and unconditionally release, acquit and forever discharge Executive from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Company has, has had, or may in the future claim to have against the Executive, liability for which the Company would otherwise be obligated to indemnify the Executive under Delaware law, the Certificate of Incorporation of the Company, the bylaws of the Company, or the Executive’s indemnification agreement with the Company by reason of, arising out of, related to, or resulting from Executive’s employment with the Company or the termination thereof (the “Company’s Release”), provided that (i) Executive shall have acted in good faith and in a manner that Executive reasonably believed to be in or not opposed to the best interest of the Company, and shall not have engaged in willful misconduct or breach of an agreement with the Company; and (ii) the Company’s Release shall not extend to any acts or omissions of the Executive for which the Company would be prohibited from indemnifying the Executive under Delaware Law, the provisions of the Certificate of Incorporation, or the Bylaws of the Company then in effect or which would excuse, negate, or invalidate the obligations of the insurer under any director and officer liability policy procured by the Company and covering the Executive.

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